Exhibit 5.9

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

JDS Energy and Mining Inc. is an author of the NI 43-101 Technical Report titled “Fenn-Gib Project, Ontario, Canada” dated February 5, 2021, revised on February 19, 2021 (the “Expert Report”), originally prepared for the Company.

JDS Energy and Mining Inc. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). JDS Energy and Mining Inc. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form F-10. JDS Energy and Mining Inc. has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, JDS Energy and Mining Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person”;

•	the use of, and references to, the Expert Report in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the Expert Report, or portions thereof, that were prepared by JDS Energy and Mining Inc., that JDS Energy and Mining Inc. supervised the preparation of and/or that JDS Energy and Mining Inc. has reviewed and approved.

Dated: April 15, 2026

JDS Energy and Mining Inc.

By:	/s/ Mike Makarenko
Mike Makarenko